Exhibit 10.14
Idera Pharmaceuticals, Inc.
Policy on Treatment of Stock Options in the Event of Retirement*
1)	For purposes of this policy, a member of the Board of Directors (the “Board”) of Idera Pharmaceuticals, Inc.(“Idera”) will be deemed to have retired if:
a)	the director resigns from the Board or determines not to stand for reelection and has served as a director for more than 10 years, or

b)	the director does not stand for reelection or is not nominated for reelection due to the fact that he or she is or will be older than 75 at the end of such director’s term.
2)	For purposes of this policy, an employee of Idera will deemed to have retired if the employee terminates his or her employment with Idera, has been an employee of Idera for more than 10 years and is older than 65 upon termination of employment.

3)	If a director or employee retires, then (i) all outstanding options will automatically vest in full and (ii) the period during which the director or employee may exercise the options will be extended to the expiration of the option under the plan.

*	Approved by the Board of Directors and Compensation Committee on December 14, 2010.